Exhibit 99.1

Press Release – Array BioPharma Inc.

CONTACT:
Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA SIGNS STRATEGIC ONCOLOGY COLLABORATION

Boulder, Colo., (April 19, 2010) - Array BioPharma Inc. (Nasdaq: ARRY) today announced that it has entered into an agreement with Novartis for the worldwide development of the small-molecule MEK inhibitors ARRY-162, currently in a Phase 1 cancer trial, its back-up, ARRY-300, and other MEK inhibitors.

Under the terms of the agreement, Array will initially receive $45 million comprising an upfront and milestone payment and is eligible to receive an additional $422 million if certain clinical, regulatory and commercial milestones are achieved. In addition, Array plans to co-develop ARRY-162 in one or more specific indications and fund a portion of development costs. The agreement provides Array with double-digit royalties on sales of approved drugs outside of the U.S., with a significantly higher royalty rate for U.S. sales provided that Array meets its co-funding obligations. Array also has a co-detailing right in the U.S. for approved drugs.

“This agreement with Novartis is a major advance in our strategic objective to become a fully integrated, commercial-stage biopharmaceutical company,” said Robert E. Conway, Chief Executive Officer, Array BioPharma. “We believe ARRY-162 will benefit from the additional resources of a major pharmaceutical company to rapidly maximize its promise as a cancer treatment, both as a single agent and in combination therapy. Novartis is the right partner because of its track record in developing and commercializing important new cancer therapies.”

About MEK
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival. MEK has been shown to be frequently activated in cancer, in particular in tumors that have mutations in the RAS and RAF pathways.

About ARRY-162 / MEK inhibitor for cancer
Array believes ARRY-162 has advantages over other MEK inhibitors currently in development, including greater potency, and improved safety and pharmacokinetics. The drug has been well-tolerated and demonstrated significant pharmacodynamic responses in the completed trials. In addition, Array has completed long-term preclinical regulated safety studies and has identified a commercially viable synthetic process and oral formulation for ARRY-162. ARRY-162 is currently in a Phase 1, open-label, multiple dose trial that is designed to determine the maximum tolerated dose and evaluate safety, pharmacokinetics and pharmacodynamics of ARRY-162 following daily oral administration in advanced cancer patients with solid tumors. That trial has established a maximum tolerated dose, and Array has initiated an expansion phase of this trial initially in biliary tract cancer patients.

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About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our agreement with Novartis, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate and future plans to progress and develop ARRY-162. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of April 19, 2010. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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